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                                                                  Exhibit 3.1
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          PREVENTION PRODUCTIONS, LTD.
                              --------------------
                           Under Section 78.403 of the
                             General Corporation Law
                              --------------------

                  The undersigned DOES HEREBY CERTIFY as follows:

                  I. The name of the Corporation is PREVENTION PRODUCTIONS, LTD. (the "Corporation").

                  II. The date of filing of the Corporation's original Articles of Incorporation with the Secretary of State of the State of Nevada was March 1, 1995.

                  III. The Articles of Incorporation, as heretofore amended, of the Corporation (the "Articles of Incorporation") are amended hereby as follows:

         (a)      Articles I through XI inclusive are deleted in their
                  entirety, and new provisions set forth in Articles
                  First through Eighth hereof are inserted in their
                  place, in order to effect a change in name of the
                  Corporation from Prevention Productions, Ltd. to Pro
                  Net Link Corp., to increase in the number of authorized
                  shares of Common Stock from 50 million to 150 million
                  and to authorize the issuance of five million shares of Preferred Stock, par value $1.00 per share.
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                  IV. These Amended and Restated Articles of Incorporation were duly adopted by the Board and authorized by consent of the stockholders holding a majority of the voting power of the Corporation pursuant to Sections 78.320 and 78.390 of the General Corporation Law of the State of Nevada.

                  V. The Articles of Incorporation are hereby amended and restated in their entirety to read as follows:


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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PRO NET LINK CORP.

                  FIRST: The previous name of the corporation was PREVENTION PRODUCTIONS, LTD. The new name of the corporation is PRO NET LINK CORP. (hereinafter referred to as the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Nevada is Nevada Corporate headquarters, Inc., 3132 West Post Road, Las Vegas, Nevada 89118.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 155 million shares, 150 million of which shares shall be classified as Common Stock, $.001 par value per share ("Common Stock"), and 5,000,000 of which shares shall be classified as Preferred Stock, $1.00 par value per share. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and


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shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

                  FIFTH: The Governing Board of the Corporation shall be styled as Directors. The number of directors constituting the entire Board shall be not less than one nor more than fifteen as determined from time to time by resolution of the Board of Directors.

                  SIXTH: The Corporation shall to the fullest extent permitted by Section 78.7502 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Directors of the Corporation shall have no personal liability for monetary damages for breach of a fiduciary duty, or failure to exercise any applicable standard of care, of a director to the fullest extent permitted by paragraph 1 of Section 78.037 of the GCL, as amended from time to time.


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                  SEVENTH:  For the management of the business and for
the conduct of the affairs of the Corporation, it is further provided that:

                  (a) in furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Nevada or these Articles of Incorporation, subject to the power of the stockholders of the Corporation having voting power to alter, amend or repeal the By-laws of the Corporation;

                  (b) unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred upon stockholders, directors and officers are subject to this reservation.


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                  IN WITNESS WHEREOF, these Amended and Restated Articles of
Incorporation of the Corporation have been signed, and the statements made herein affirmed as true under the penalties of perjury, this 17th day of September, 1998.


ATTEST:

/s/ Alvina Collardeau               /s/ Jean Pierre Collardeau
Alvina Collardeau                   Jean Pierre Collardeau
Secretary                           President


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STATE OF New York        )
                         ) ss:
COUNTY OF Kings/New York )


                  I, Andy Hui, a Notary Public, do hereby certify that on the 17th day of September 1998, Jean Pierre Collardeau personally appeared before me, being first duly sworn by me, acknowledged that he signed the foregoing document in the capacity therein set forth and declared that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.

                                               /s/ Andy Hui
                                               Andy Hui, Notary Public